ROMA FINANCIAL CORPORATION AND PRESIDENT & CEO
PETER A. INVERSO ENTER INTO EMPLOYMENT AGREEMENT THROUGH DECEMBER 31, 2013
AND INVERSO ANNOUNCES INTENTION TO RETIRE UPON TERMINATION OF AGREEMENT

ROBBINSVILLE, NJ – July 2, 2012 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank and RomAsia Bank, together with President and CEO Peter Inverso,  announced that Mr. Inverso has advised the Company he will not be seeking an extension of his employment contract beyond 2013.   Mr. Inverso will continue as the President and CEO until a successor is in place and will serve in an advisory role thereafter, to assist in a successful transition. Mr. Inverso will continue to serve on the Board of Directors of the Company and Roma Bank, a subsidiary of the Company, after the expiration of his contract as President and CEO.

“I believe I have accomplished the goals of leading Roma through a significant transformational period featuring sustained growth, brand recognition, and proactive positive responses to regulatory,  market and economic challenges, while retaining a dual focus on our legacy of serving our customers and our communities, and advancing the ownership interests of our stockholders.  Roma has remained well capitalized and profitable throughout this severe economic downturn and is well positioned for future strategic opportunities,”  stated Mr. Inverso.  “I will be turning seventy-five at the termination of my employment agreement and intend to lessen my pace and spend more quality time with my family.    In the meantime, for my hard working senior leadership team, our dedicated employees, and me, it will be business as usual, while ensuring a smooth and seamless transfer of leadership to whomever succeeds me”, Mr. Inverso added.

“Under Peter’s leadership, Roma has grown from approximately $538 million in assets to approximately $1.9 billion  in assets”, said Roma Chairman – Michele N. Siekerka, Esq. “President Inverso was instrumental in taking Roma Bank public in 2006 and rebranding the bank to serve a growing community. He epitomizes Roma’s core values- ‘strength, loyalty, wisdom and vision’. On behalf of the Board of Directors I want to thank Peter for his commitment to our great institution, and I look forward to having his continued guidance as we lead Roma Bank into the next generation of community banking.”, Siekerka added.

The Company also announced that the Board of Directors will form a search committee to evaluate internal and external candidates to succeed Mr. Inverso upon the expiration of his contract term.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For further information contact:

Michele N. Siekerka
Chairman of the Board
Roma Financial Corporation
609-306-2657

Sharon L. Lamont
Chief Financial Officer
Roma Financial Corporation
609-223-8331